UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 10-SB

              GENERAL FORM FOR REGISTRATION OF SECURITIES OF SMALL
               BUSINESS ISSUERS Under Section 12(b) or (g) of the
                         Securities Exchange Act of 1934







                             KIDSTOYSPLUS.COM, INC.
--------------------------------------------------------------------------------
                 (Name of Small Business Issuer in our charter)

          Nevada                                           98-0203927
---------------------------------------     ------------------------------------
(State or other jurisdiction of             (I.R.S. Employer Identification No.)
 incorporation or organization)

    1000 - 355 Burrard Street
         Vancouver, B.C.                                 V6C 2G8
---------------------------------------     ------------------------------------
(Address of principal executive offices)                (Zip Code)


                    Issuer's telephone number: (604) 682-4755


           Securities to be registered under Section 12(b) of the Act:

                         None
---------------------------------------     ------------------------------------
Title of each class to be so registered     Name of each exchange on which each
                                                class is to be registered


           Securities to be registered under Section 12(g) of the Act:


                                  Common Shares
--------------------------------------------------------------------------------
                                (Title of Class)

                                 Not Applicable
--------------------------------------------------------------------------------
                                (Title of Class)

                                                 TABLE OF CONTENTS

                                                                                                           Page

PART I   ....................................................................................................1

ITEM 1   DESCRIPTION OF BUSINESS.............................................................................1

ITEM 2   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS..............18

ITEM 3   DESCRIPTION OF PROPERTY............................................................................21

ITEM 4   SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.....................................22

ITEM 5   DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS  AND CONTROL PERSONS......................................22

ITEM 6   EXECUTIVE COMPENSATION.............................................................................24

ITEM 7   CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.....................................................25

ITEM 8   DESCRIPTION OF SECURITIES..........................................................................25

PART II  ...................................................................................................26

ITEM 1   MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S COMMON EQUITY AND OTHER RELATED
         STOCKHOLDER MATTERS................................................................................26

ITEM 2   LEGAL PROCEEDINGS..................................................................................26

ITEM 3   CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS......................................................26

ITEM 4   RECENT SALES OF UNREGISTERED SECURITIES............................................................26

ITEM 5   INDEMNIFICATION OF DIRECTORS AND OFFICERS..........................................................26

PART III ....................................................................................................1

ITEM 1.  INDEX TO EXHIBITS...................................................................................1


NOTE REGARDING FORWARD LOOKING STATEMENTS

Except for statements of historical fact, certain information contained herein constitutes "forward-looking statements," including without limitation statements containing the words "believes," "anticipates," "intends," "expects" and words of similar import, as well as all projections of future results. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results or achievements of the Company to be materially different from any future results or achievements of the Company expressed or implied by such forward-looking statements. Such factors include, but are not limited to the following: the Company's lack of an operating history, the Company's lack of revenues and unpredictability of future revenues; the Company's lack of functional operating systems, distribution infrastructure and web site; the seasonality of the toy industry; the Company's future capital requirements to develop our operating systems, distribution facilities, web site and administrative support systems; intense competition from established competitors with greater resources; the Company's reliance on internally developed systems and system development risks; the risks of system failure; the Company's dependence on the Internet and continued growth of online commerce; the uncertainty of participating in developing a market; the Company's reliance on merchandise suppliers and third parties and lack of agreements with such third parties; the risks associated with rapidly changing technology; intellectual property risks; risks associated with online commerce security; the risks associated with governmental regulations and legal uncertainties; and the other risks and uncertainties described under "Description of Business - Risk Factors" in this Form 10-SB. Certain of the forward looking statements contained in this registration statement are identified with cross-references to this section and/or to specific risks identified under "Description of Business - Risk Factors".





                                     PART I

ITEM 1    DESCRIPTION OF BUSINESS

History of the Registrant

Kidstoysplus.com Inc. was organized and incorporated under the laws of the State of Nevada on February 4, 1999. The Company's principal office is located at 1000
- 355 Burrard Street, Vancouver, B.C., V6C 2G8. The Company's URL is www.kidstoysplus.com.

We organized Kidstoysplus to develop and operate a retail web site on the Internet specializing in children's products that will initially include children's toys and in the future may include books, music, story line CD's, audio tapes, movies, video games, educational products, hobbies and collectable toy items.


Business of the Registrant


General Overview

We plan to operate a retail web site on the Internet specializing in children's products and to offer information about children's toys, entertainment products and other related topics of interest to children and their parents.

We are currently in the development stage of our business and are in the process of entering into arrangements and agreements to implement our business plan. In June 1999, we retained Reticular Consulting of Victoria, British Columbia to design our web site, the "Kidstoysplus.com Website." We anticipate that the Kidstoysplus.com Website will be posted on the Internet for initial viewing and testing in September 1999. We are in the process of locating a distribution and warehouse facility, which is anticipated to be located in the Comox Valley on Vancouver Island, British Columbia. We are currently negotiating with manufacturers, vendors and distributors to secure inventory and distribution channels for merchandise, and anticipate it will enter into procurement arrangements for the merchandise marketed and sold through the Kidstoysplus.com Website. We are also in the process of negotiating with various consultants, companies and individuals to provide other services required to launch the Kidstoysplus.com Website and to process and ship orders, to market the Kidstoysplus.com Website, to process credit card transactions, to staff our distribution facility and to provide computer hardware and server capacity for the Kidstoysplus.com Website.

We anticipate that we will have a warehouse, distribution and customer service facility established in the last quarter of 1999. In the last quarter 1999, we anticipate that we will launch phase one of our the Kidstoysplus Website development plan: the "Limited Launch Phase." During this phase, we plan to begin procuring a limited inventory of approximately 300-500 select items and to transact business over the Internet on a limited basis before the 1999 Christmas season (beginning in late November) to test our Kidstoysplus Website operating and software systems, which are anticipated to include shopping and browsing features; on-line ordering; inventory management; accounting and billing controls; customer service and support systems; search and link capabilities and statistical tracking and analysis capabilities. We also intend to test and refine internal operational and distribution systems, order processing, inventory management, procurement systems, customer service procedures, logistical vendor strategies and human resources requirements. We anticipate that the Limited Launch Phase will be completed during the first quarter 2000.

After the Limited Launch Phase, we anticipate our Kidstoysplus Website will be fully operational offering approximately 1000-1500 items. We plan to monitor the demand for our products and increase our inventory offerings accordingly.

As of May 31, 1999, we have not entered into any agreements or arrangements with respect to securing the computer hardware and server capacity necessary to launch the Kidstoysplus.com Website; inventory procurement or leasing or improving a physical distribution facility. We also have not established relationships with a credit card processing facility, finalized our inventory for the Limited Launch Phase, purchased any inventory, hired any personnel for our distribution facilities or customer support and service systems, secured licensing for operating a distribution facility, purchased any computer systems or software required to for the operation of our distribution or customer service facility or developed the policies and procedures for the Limited Launch Phase. We anticipate we will successfully enter into agreements and establish the necessary systems to launch the Kidstoysplus.com Website before the Limited Launch Phase begins. There can be no assurance that we will be able to enter such agreements or arrangements on acceptable terms, if at all. There can also be no assurance that we will be able to develop the Kidstoysplus.com Website and our policies and procedures for the Limited Launch Phase in a timely manner, if at all, or that our projected cost and timing for such development will be accurate. Any material delay in entering into arrangements or developing the Kidstoysplus.com Website or distribution systems will have a material adverse effect on our business and results of operations.


Industry Background


     Growth of the Internet and E-commerce

The Internet is an increasingly significant global medium for communications, content and online commerce. There are an estimated 97 million users of the Internet and that number is anticipated to grow to approximately 320 million by 2002 according to Forrester Research Inc. The growth in Internet usage can likely be attributed to factors such as:

     i) the large and growing base of installed personal computers in the workplace and at home,
     ii) advances in the performance and speed of personal computers and modems,
     iii) improvements in network infrastructure, and
     iv) easier and cheaper access to the Internet and increased awareness of the Internet among businesses and consumers.

The Internet has become an attractive commercial medium for business as the functionality, accessibility and overall usage has increased over the last few years. The Internet and other online services are evolving into a unique sales and marketing channel. In theory, electronic retailers are not limited by the traditional constraints of physical shelf space and have the potential to offer customers a vast selection of products through efficient search and retrieval interfaces. Moreover, electronic retailers can interact directly with customers by frequently adjusting their featured selections, editorial insights, shopping interfaces, pricing and visual presentations.

Beyond the benefits of selection, purchasing can be more convenient than shopping in a physical retail store as electronic shopping can be done 24 hours a day and eliminates physical travel to a store. Web sites can present advertising and marketing materials, display hundreds or thousand of products in catalog form, process transactions and fulfill orders, provide customers with rapid and accurate responses to their questions and gather customer feedback efficiently. Generally the cost of publishing on the Internet is lower than traditional advertising and marketing mediums and the Internet offers the ability to reach and serve a large and global customer base electronically from a central location.

As the field known as "e-commerce" develops, becomes more sophisticated and is accepted by a wider range of consumers, we anticipate that the potential for personalized low-cost customer interaction will additional economic benefits and economies that are unique to the Internet. Additionally, e-commence may eliminate several of the burdensome costs of managing and maintaining a retail store infrastructure, the need for continuous printing and mailing costs of catalog marketing and the costs of maintaining customer service personnel and support in several locations. Based on these advantages over traditional retailers, we believe that e-commence retailers have the potential to build large, global customer bases quickly and to achieve superior economic returns over the long term. Currently, there is an increasing number of products that are being sold online, including computers, travel services, brokerage services, automobiles, music, and books. We believe the number of products and services sold over the Internet and the volume of products will increase substantially in the future.

We believe that marketing children's toys and related products over the Internet presents an excellent business opportunity. Our business strategy to compete with traditional facilities based retailers using e-commerce marketing techniques. We intend to compete with other e-commerce marketers of children's toys and related products by positioning our Kidstoysplus.com Website by differentiating our offerings and by establishing a reputation for high quality customer service. Despite our optimism about the future of e-commerce and our ability to compete, we cannot assure you that we will successfully implement our business plan or that we will be able to compete with established retailers of children's toys and related products. Our business is subject to considerable risks. See "Risk Factors."

     The Traditional Toy Industry

The retail toy industry is large, growing and fragmented. Several large retailers such as Toys-R-Us, Kay Bee Toys, Target Stores, Sears, Wal-Mart, K-Mart and others dominate the toy industry and carry a large selection of toys. There are also many retailers in this industry carry specialty toy products. We believe that most large retailers are located in metropolitan areas and that there is a large potential e-commerce target market for children's toys and related products: customers that reside in suburban and rural areas.

Toy sales in the United States were estimated to be approximately $23 billion in 1996 and are expected to grow to approximately $28 billion in 2000.

     The Traditional Distribution Channels

Toy manufacturers generally sell the toys directly to retailers and to a network of distributors. Distributors serve as the primary vendors for most retailers and carry 1,000-3,000 of the best-selling products. We believe a large portion of all toys sold are sold by small independent toy retailers. These small retailers generally sell products that fit into the market niche that each store has created and carry a limited selection of toys at any given time. The market has several retail chains that dominate the large superstore category. The largest U.S. retailers (Wal-Mart, Toys-R-Us, Kay Bee Toys, Target Stores, Sears and K-Mart), together are estimated to account for over 25% of total United States toy sales. Toys R Us and Kay Bee Toys have focused aggressively on superstore growth. Based on publicly available data, we estimate that each superstore carries approximately 5,000 products, with the largest stores carrying between 10,000 and 12,000 products on site. Independent toy retailers typically carry a more limited selection of products in smaller retailing spaces and we believe they face increasing competitive pressures from the superstore format.

We believe that several characteristics of the traditional toy industry have created inefficiencies that may be eliminated by e-commerce including:

     (i) the capital intensive investments required for inventory, real estate and personnel for each retail location;
     (ii) limits in the amount of inventory that can be economically carried in a retail location (we estimate that the average superstore stocks less than 25% of the toy products available);
     (iii)difficulties implementing uniform operating policies and managing customer service levels, customer satisfaction programs and customer expectations in all locations;
     (iv) risks associated with managing demand and inventory for each retail store;
     (v) high cost of maintaining inventories spread across several retail locations;

     (vi) inability managing human and managerial resources;
     (vii)inability to use customer specific information to develop unique marketing communications to individual customers; (viii) high costs of disseminating marketing materials to customers; and (ix) high costs of offering individualized customer services.

We believe that we can use e-commerce marketing to build strategic relationships with toy manufacturers and distributors that will reduce these inefficiencies, while allowing us to develop a distribution channel that will capitalize on opportunities for direct marketing.


Competition

Retailing children's toys and entertainment products is intensely competitive. We will compete with a variety of competitors with significantly greater experience and with greater financial, human and technical resources than us. These competitors include:

     (i) traditional store-based toy and children's product retailers such as Toys R Us, Kay-Bee Stores, FAO Schwarz, and others;
     (ii) major discount retailers such as Wal-Mart, Target Stores, Sears, Kmart and others;
     (iii)independent and specialty children's toy stores including Disney, Warner Bros. and others;
     (iv) catalog retailers; (v) Internet portals such as AOL and YAHOO etc; and
     (vi) various online competitors such as etoys and Toys R Us.

Marketing toys over the Internet is new, rapidly evolving and becoming intensely competitive. Barriers to entry are minimal and new competitors can launch new sites at a relatively low cost. In addition, traditional retailers have begun to launch websites and online services that are expected to compete directly with us and our Kidstoysplus.com Website. Competitive pressures created by any one of these companies, singularly or collectively, could have a material adverse effect on our business, prospects, financial condition and results of operations.

We believe that the principal competitive factors are brand recognition, selection, convenience, price, speed and accessibility, customer service and reliability and speed of fulfillment.

Currently, we estimate that there are approximately 130 toy retailers with Internet websites and that most of these Web sites belong to small specialized companies marketing specific categories or lines of toys. We believe that there are two online retailers that currently dominate the on-line market for children's toys and related products: etoys.com and Toys R Us.com. We intend to compete directly against these e-commerce companies.

Toys R Us, Inc. is one of the world's largest toy resellers with gross revenues of approximately $11 billion in 1998. Toys R Us launched its website in 1997.

"etoys" is a toy retailer that markets its products exclusively through the Internet. etoys launched its website in 1997 and has sold toys through its distribution and customer service system on a commercial basis since October 1997. etoys had gross sales revenues of approximately $22.9 million in 1998. We believe that etoys has a significant competitive advantage over most on-line toy retailers, including us, based on its established website; brand name; and customer base. etoys also has a competitive advantage in the marketplace because it has penetrated the market and developed the infrastructure and technology support systems required for marketing, distribution and customer service. etoys has also established relationships with toy manufactures and distributors as well as advertisers that purchase banner advertisements on the etoys website.

There can be no assurance we will be able to develop our Kidstoysplus.com Website, the technologies and/or the distribution systems required to market children's toys and related products over the Internet in a timely manner, if at all. We also cannot assure you that our business concepts will be accepted by our target market or that we will be able to enter into strategic relationships with toy manufacturers or distributors to procure a product line and mix that will appeal to the marketplace. If we fail to develop our Kidstoysplus.com Website or any of the technologies, systems, or strategic relationships necessary to implement our business plan in a timely manner, we will not be able to successfully compete in the marketplace and such failure will have a material adverse effect on our business and results of operations.

We believe that the principal competitive factors in our market will be:

     o    ease in access to the Website;
     o    brand recognition;
     o    product selection and availability;
     o    personalized services and free services;
     o user friendly shop and browse Web features; o a comprehensive easy to use search engine and tools;
     o    superior graphics and technical support;
     o    combination of entertainment and unique product offerings;
     o    quality of editorial and other site content;
     o highly visible order buttons on every screen and easy to use ordering systems;
     o    immediate access to a sales consultant either by phone or e-mail;
     o    customer focus with superior support and service;
     o    experienced knowledgeable management and personnel; and
     o    reliable and speed of order fulfillment.

The Company believes that it will differentiate the Kidstoysplus.com Website from our competitors by considering these factors in developing marketing and systems strategies and by offering an array of both traditional and non-mainstream toy products. We anticipate that our products will range from children's educational products, hobby products, collectable toys and a wide range of unique imaginative toy products manufactured by small toy manufactures across the country that are not carried by current mainstream retailers.

Many of our current and potential competitors have experience in the retail toy industry, experience in the e-commerce industry, longer operating histories, customer bases, brand recognition and significantly greater financial, marketing and other resources than us. We have no operations and no experience marketing toys over the Internet. We have no developed systems or technologies, and there can be no assurance that we are capable of developing such systems or technologies.

In addition, online retailers may be acquired by, receive investments from or enter into other commercial relationships with larger, well-established and well-financed companies as use of the Internet and other online services increases. Certain of our competitors may be able to secure merchandise from vendors on more favorable terms, devote greater resources to marketing and promotional campaigns, adopt more aggressive pricing or inventory availability policies and devote substantially more resources to website and systems development than us. We cannot assurance you that we will be able to compete successfully against current and future competitors, and competitive pressures faced by us may have a material adverse effect on our business, prospects, financial condition and results of operations. Further, as a strategic response to changes in the competitive environment, we may from time to time make certain pricing, service or marketing decisions or acquisitions. New technologies and the expansion of existing technologies may increase the competitive pressures on our business. In addition, companies that control access to transactions through network access or Web browsers could promote our competitors websites or charge us a substantial fee for access through their in their portals.


The Kidstoysplus Concept

We believe children's toy and entertainment products, like other consumer products such as books, music CD's and movies, can be merchandised and sold over the Internet in a commercially viable manner. As an online retailer, we anticipate we will have some advantages over the traditional toy retailers including the following:

     1) We will potentially have unlimited online shelf space at lower costs incurred by traditional toy retailers who are typically restricted by higher fixed overhead costs resulting from their locations in retail leases in malls or popular urban shopping areas.

     2) We anticipate we will have the potential to offer a vast selection of toy and entertainment products via the Internet by developing procurement, distribution and logistical strategies that will allow us to fill orders using a variety of channels. Unlike traditional toy retailers who are generally limited in their offerings because of their physical space, we intend to inventory a select number of popular items and establish purchasing, shipping and distribution arrangements with strategic partners to enable us to offer and fill orders for a broad range of merchandise.

     3) We believe that the Internet provides a unique opportunity to market toys and other children's products by providing efficient search and browsing capabilities that are generally not available in a traditional toy store. The Internet search capabilities is anticipated to allow us to provide specific product data, reports and manufacturer information related to a potentially large number of offerings on a uniform and consistent platform. The delivery of this information can generally be facilitated at reduced (per contact) personnel overhead expense. We believe that the delivery of information in this manner can more efficient and effective as the content is anticipated to be specific to the product and the target audience. Moreover, we believe this new form of product merchandising will make shopping for products at our Kidstoysplus.com Website quick, easy and pleasurable

     4) We anticipate that we will be able to bring products to market in a more timely manner. Toy manufacturers introduce new lines of toys yearly adding to several hundred to the market. By developing distribution channels that are not dependent on our physical location, we believe we can disseminate information to the marketplace faster than traditional retailers and that we may have the capability of delivering products to consumers by eliminating the traditional distribution channels and warehousing/retailing facilities.

     5) We believe our target market is larger than the target market for traditional retailers who are generally limited in geographical scope. We believe we can compete on a global basis and we can service our clientele on a worldwide basis from one or more centralized distribution and operation centers. We believe we can realize structural cost advantages relative to traditional small, medium and large toy merchandisers.

     6) We believe we can offer superior customer support and information services by offering uniform 24 hour per day service through a centralized facility. We believe that we can implement internal controls that will increase customer satisfaction, provide uniform quality in our service delivery system and reduce incremental costs generally attributable to the traditional retail customer service systems. We believe that we can train our personnel to use information systems to deliver superior customer service, to answer customer questions and to respond to customer complaints. We believe that these strategies can substantially reduce customer dissatisfaction and build consumer confidence in the Kidstoysplus.com Website.

By offering customers a large selection of children's toys and entertainment products at competitive prices though an easy to use and browse website, we believe we have the ability to become a top Internet children's toy retailer. See "Note Regarding Forward-Looking Statements."


Kidstoysplus Marketing Strategy

Our marketing strategy is to market children's toys and related products over the Internet. Our target market consists of Internet users that are searching for children's toys or related products or searching for information related to such products on the Internet. We intend to market our products through our Kidstoysplus.com Website that is anticipated to resemble a traditional toy store in a virtual setting. Our pricing strategy will be to sell our products at prices that are competitive with or below the prices charged by physical facilities based toy stores. We intend to process and deliver orders for our products in one to three business days.


     Shopping at the Kidstoysplus Virtual Store

We anticipate that our customers will enter the Kidstoysplus virtual store through the Kidstoysplus.com Website and that upon entering our virtual store, the visitor will be able to view a variety of toy and entertainment products, obtain prices, order products and conduct targeted product searches. We anticipate that the visitor will also be able to browse highlighted selections, bestsellers, unique categories and other features, read and post reviews, register for personalized services, participate in promotions and check order status. We anticipate our Kidstoysplus.com Website will allow customers to simply click on a button to add and subtract toy products to a virtual shopping cart as they browse, just like in a physical store.

To execute orders, our Kidstoysplus ordering system will prompt customers to click on the buy button and to supply shipping and credit card information. Alternatively, we anticipate that customers may phone our 24 hour 1-800 customer service line and speak to a qualified Kidstoysplus toy consultant for placing orders and obtaining information about our products or our company.

We anticipate we will offer our customers a variety of delivery services, including overnight and other shipping options. We also anticipate we will offer a wide range of personalized services including free gift wrapping for select items that are inventoried in our distribution warehouse, special shipping instructions, a gift request service and an important-date (birthdays, special occasions, etc.) reminder service. We also intend to provide access to a separate 24 hour 1-800 customer service line and a satisfaction guarantee and return policy. We intend to post full details of our policies relating to pricing, sales tax, sales terms and conditions, credit card security, product specials and our customer satisfaction guarantee on our Kidstoysplus.com Website.

We anticipate that our Kidstoysplus.com Website will offer customers the convenience of online research of a variety of children's merchandise and entertainment products that are designed to allow customers to make educated purchase decisions. We that children toys and entertainment products are especially suited for online marketing because they generally maintain or hold a consistent quality and are often brand specific. In addition, we believe that online toy retailing can potentially eliminate or mitigate critical inefficiencies and problems faced by customers trying to find a specific toy.

We are in the processing of developing the software and systems required to make our virtual store operational. We have not established our 1-800 customer service line or the physical support systems to implement our business plan. There can be no assurance that we will successfully develop the software, hardware or distribution systems contemplated in our business plan on a timely basis, if at all. A substantial delay in obtaining the required financing or developing the Kidstoysplus.com Website and the support services would have a materially adverse effect on our business and results of operations. See "Note Regarding Forward Looking Statements."

     Our Technology

We intend to develop and use technology to deliver outstanding service and to achieve the economies we believe are inherent in our online virtual store model. Our strategy is to build strong brand recognition, customer loyalty and supplier relationships, while creating an economic model that is superior to that of the capital and real estate-intensive traditional kids toy retailing business. We believe that our success will depend on our ability to develop technology to offer an online experience that is easy to use, useful, functional, entertaining and educational. We believe that our technology must meet or exceed the general expectations of the virtual shopper who we believe will have experience shopping with other online retailers and who will expect a high level of technical sophistication from our Kidstoysplus.com Website.

We have recently engaged Retricular Consulting of Victoria, British Columbia to develop our Kidstoysplus.com Website and anticipate that we will begin testing our Kidstoysplus.com Website in the third quarter 1999. Under the terms of our agreement, we agreed to pay Retricular a per diem consulting fee of $200.00 for the initial planning stage of the development of our Kidstoysplus.com Website. We anticipate we will enter into a definitive development agreement with Retricular to complete the development of our website, and we will need to spend approximately $35,000 - $50,000 to complete development and successfully launch our website for commercial use. We also anticipate we will spend approximately $75,000 - $100,000 to develop the technology related to our customer service and support systems, inventory control systems, distribution and logistical facilitation systems, accounting systems and other internal control systems.

The cost for developing technology is expensive and the process will require testing and refinement. Our commercial success will depend on our ability to attract visitors and shoppers to our Kidstoysplus.com Website. This will require us to develop and use increasing sophisticated technologies to generate, sustain and maintain user interest and satisfaction. See "Note Regarding Forward Looking Statements."

We are in the processing of developing the technologies, software and systems for the Kidstoysplus.com Website and we have not entered into any agreements or arrangements for the development of the technologies related to our internal control and distribution systems. We do not anticipate that our technologies will be ready for testing until at least August 1999. There can be no assurance that we will successfully develop and test the technologies related to Kidstoysplus.com Website or contemplated in our business plan on a timely basis, if at all. A substantial delay in obtaining the required financing or developing the Kidstoysplus.com Website and the support services would have a materially adverse effect on our business and results of operations. See "Note Regarding Forward Looking Statements."


     Web Site Marketing and Promotion

We intend to build customer loyalty by creatively applying technology to deliver personalized programs and service. We also intend to be able to provide increasingly targeted and customized services by using the extensive customer preference and behavioral data obtained as a result of our planned online retailing. We believe that e-commerce allows rapid and effective experimentation and analysis, instant user feedback and efficient "redecorating of the store" for each and every customer, all of which we intend to incorporate in our merchandising. We plan to use personalized notification services to send customers highly customized notices at their request. By offering customers a compelling and personalized value proposition, we will seek to increase the number of visitors that make a purchase, to encourage repeat visits and purchases and to extend customer retention. We believe we can create loyal, satisfied customers to generate word-of-mouth advertising and awareness that will enable us to reach other customers and potential customers. We intend to employ a variety of media, program and product development, business development and promotional activities to achieve these goals.


     Online Service and Internet Advertising

We intend advertise on various high-traffic Internet portals to build awareness of our Kidstoyplus.com Website. We also intend to offer banner ads on our Kidstoyplus.com Website that are anticipated to encourage readers to click directly to a Kidstoysplus toy offering or one of our sponsoring toy manufacturer's websites.


     Advertising and Public Relations

We intend to engage in a coordinated program of print advertising through specialized and general circulation newspapers and magazines. The Company may also advertise in other media. As a result of our planned public relations activities and current Internet e-commerce interest, we may receive publicity. There can be no assurance that we will have sufficient resources to carry out our promotional and advertising strategy or that we will receive any publicity.


     Personalized Shopping Services

We plan to offer personalized notification and shopping services through an automated email reminder service and gift wish list service. Visitors may be allowed to request email reminders of specific dates (holidays, birthdays, etc.) via email or have a toy wish list sent to an email address. We also intend to add a match filtering service that can monitor editorials on children's toys and the toy industry and email messages to visitors that request this information.


     Customer Service

We believe that our ability to establish and maintain long-term relationships with our customers and encourage repeat visits and purchases depends, in part, on the strength of our customer support and service operations and staff. Furthermore, we intend to use frequent communication with and feedback from our customers in order to continually improve the store and our services. We intend to offer an e-mail address to enable customers to request information and to encourage feedback and suggestions. We also intend to establish a team of customer support and service personnel who will be responsible for handling general customer inquiries, answering customer questions about the ordering process, and investigating the status of orders, shipments and payments.

We anticipate we will staff a toll-free line with "toy product consultants," personnel who we plan to train to provide product information, assurances to customers related to their purchase decision and general customer support for the Kidstoysplus.com Website. We anticipate we will automate certain tools used by our customer support and service staff.

     Warehouse and Fulfillment

We plan to source our products from a network of toy manufacturers and distributors. We plan to carry minimal inventory and rely to a large extent on rapid fulfillment from major manufacturers, distributors and wholesalers that carry a broad selection of products. We anticipate we will purchase a majority of our products from several large industry suppliers.

We anticipate we will utilize automated interfaces for sorting and organizing our orders to enable us to achieve the most rapid and economic purchase and delivery terms possible. We believe we can purchase specialized software that selects the orders that can be filled quickly via electronic interfaces with vendors, and forward remaining orders to our special order group. Under our arrangements (to be negotiated) with our distributors, we anticipate electronically ordered products may be shipped by the distributor within hours of receipt of an order from our customers. We anticipate we will develop a customized information system and dedicated ordering personnel that specialize in sourcing hard-to-find toy products.

We anticipate that we will require additional administrative, customer service, warehouse and fulfillment space within the next 12 months, and that suitable additional space will be available on commercially reasonable terms, although there can be no assurance in this regard. We plan to establish our head office and central distribution center in a rural area setting that may enable us to take advantage of less expensive commercial rent leases and provide us access a potential large workforce at reasonable hourly rates.


Kidstoysplus Plan of Operation

We anticipate we will have no sales until at least November 1999. We anticipate our operating activities during the next few months will focus primarily on:

     (i)    initial strategic planning;

     (ii) establishing strategic relationships with technology developers and consultants, toy manufacturers, merchandisers and distributors;

     (iii) development of the necessary computer infrastructure and systems required to operate and develop the Kidstoysplus.com Website;

     (iv)   leasing and equipping our distribution facility;

     (v)    obtaining licenses and permits required for our operations;

     (vi)   securing a server for the Kidstoysplus.com Website;

     (vii) installing internal system hardware and software for our distribution and customer service facilities;

     (viii) installing and equipping our customer service operations office;

     (ix)   installing communications support systems;

     (x)    developing and establishing an inventory management system;

     (xi)   selecting our initial product line for the Limited Launch Phase;

     (xii)  developing operating and management procedures and policies;

     (xiii) arranging financing and establishing a credit facility;

     (xiv)  procuring our inventory for the Limited Launch Phase;

     (xv)   engaging logistical support for customer deliveries;

     (xvi)  procuring packaging inventories;

     (xvii) testing Kidstoysplus internal operating, distribution and customer service systems;

     (xviii) establishing our 1-800 service line;

     (xix)   beta testing our website software;

     (xx)    developing content for the Kidstoysplus.com Website;

     (xxi)   promoting the initial launch of our website;

     (xxii)  finalizing the Kidstoysplus virtual store concept; and

     (xxiii) hiring and training customer service and distribution personnel.

After the Initial Launch Phase, we intend to focus on (i) debugging its systems;
(ii) recruiting and training additional qualified operational and sales personnel; (iii) intensifying promotional efforts for the Kidstoysplus.com Website and brand name; (iv) building market awareness and attracting customers to the Kidstoysplus.com Website; (v) refining our distribution and fulfillment operations strategy; (vi) actively marketing merchandise through our Kidstoysplus.com Website; (vii) expanding the product line and mix of products available on the Kidstoysplus.com Website; (viii) expanding the content on the Kidstoysplus.com Website; and (ix) developing functional cross marketing programs and marketing information systems for our client base.

In developing the Kidstoysplus.com Website, we will consider three major factors that we believe are essential to our success in e-commerce. The factors are as follows:

     1.   Developing back end system support for the Kidstoysplus.com Website.
     2.   Selection of the right initial product lines and offerings.
     3.   Launching the Kidstoysplus.com Website.

We believe that growth will be the key to our success and that developing and managing growth will be a major challenge for us and our management.

Back End System Support

Initially, we intend to design a software system that integrates and is capable of managing all of the Kidstoysplus.com Website, marketing, distribution and other information. This information is anticipated to cover product offerings, consumer information on products and manufacturers, promotions, pricing, margin, customer lists and customer data, shipping and handling data, customer support information, our procedures and policies, credit information, inventory control, procurement and distributor information, catalogues, news and other information required to integrate our operations. We anticipate that we will develop a system will allow us to collect and analyze information in a single cohesive system that allows us to use and exchange information within our organization. We may also integrate certain parts of our systems with strategic partners.

Initial Product Lines and Growth

We believe that a key to online retailing is to avoid selling a large selection of products immediately. After our Initial Launch Phase, we plan to market approximately 1,000 to 1,500 of the most frequently purchased or popular toys. We believe that this strategy will allow us to ensure our internal systems, especially the back-end platform, are performing correctly before expanding our product lines. We believe that the typical customer may initially buy from a core group of products and later will seek a broader product offering.

Experienced on-line customers may become frustrated if they are unable to select from a large inventory of products or are unable to locate specific products or are forced to look for products in traditional stores. For the Kidstoysplus.com Website to be successful, we believe it is critical that we increase our product line rapidly once we are confident that it can support hundreds of transactions concurrently and process thousands of orders daily. We believe that our larger competitors have large extensive product offerings and currently have systems in place to facilitate a large number of transactions. Consequently, we believe that we must expand our product lines and services shortly after our Initial Launch Phase to successfully compete. See "Competition." Our product offering may include several thousand different products in the future.

Initial Launch Phase of Our Kidstoysplus.com Website

We plan to launch the Kidstoysplus.com Website and establish our distribution facility prior to the Christmas season of 1999. We anticipate that sales during the end of 1999 will assist us in testing it internal operating systems, from customer order entry and credit transaction processing to final fulfillment, shipping and delivery of the products ordered. Provided adequate financing is available, the year 2000 will be the Company's first full year of operations as an Internet retailer. There can be no assurance that we will be able to launch the Kidstoysplus.com Website as anticipated or that we will have sufficient financing to implement our business plan. Any substantial delay in the launch of Kidstoysplus.com Website will have a material adverse affect on our business and results of operation. During the calendar year of 1999, we intend to sell a limited line of children's merchandise solely to test our new Website, internal order processing, inventory systems, customer service and support procedures and our shipping and logistical capabilities. We have not determined the product line we will offer during the Initial Launch Phase or the number of products we will offer.

We believe we will have access to a number of products offered by toy distributors and manufactures during our initial launch phase.

Capital Requirements

Capital requirements of a high technology start-up company are continuous, especially in the early years, or until the company can establish a revenue stream from product sales.

We have not entered into any arrangements or agreements to raise any additional financing, and there can be no assurance that such financing will be available on terms acceptable to us, if at all. If we are unsuccessful in raising the financing required to implement our business plan, an investment in our common shares may result in a loss of the investment made.

We completed two initial private placements of 4,368,084 our common shares providing us approximately $243,642. See "Unregistered Offerings by the Company." The proceeds from the private placements will be used to establish a the Kidstoysplus.com Website, offset some of the costs required to establish our distribution and warehouse facility, purchase inventories of select and limited toy lines during the Initial Launch Phase, offset the cost of establishing our distribution and customer service systems; and begin to fund our brand identity marketing activities. These proceeds will not be sufficient to establish all of the systems that we will need to fully implement our business plan.

During 1999 and 2000, we will seek additional financing to develop our Kidstoysplus.com Website and distribution systems and to continue our marketing activities. We anticipate it will need additional financing to increase and diversify our initial product offerings and to maintain adequate inventory to satisfy customer expectations and to meet customer demands. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

Consultant


As of May 31, 1999, we had one consultant, Albert R. Timcke, a director and our President, engaged in product research and development and two consultants, Brian C. Doutaz, a director and our Secretary, and Gerald W. Williams, engaged in general and administrative and marketing functions. Each of our consultants will assist us in the development our business and our internal operating and information systems. We may also engage additional consultants in the future to assist us with the development of software and information systems and the implementation of our business plan.


We anticipate we will hire up to 4 employees during 1999 to provide 1-800 consumer support services, 1 to providing marketing and sales support, 2 to staff our distribution warehouse, 1 information systems employee and 2 administration employee.


Our success will depend in large part on our ability to attract and retain skilled and experienced employees and consultants. We do not anticipate any of our employees will be covered by a collective bargaining agreement. We do not currently have any key man life insurance on any of our directors or executive officers.

Intellectual Property

We have not registered any trademarks in the United States or elsewhere. We currently have no technologies that are patentable.


Risk Factors


Our business is subject to a number of risks that are generally associated with start-up companies in the development stage of their business and companies engaged in business through the Internet. These risks could cause our actual results to differ materially from the results we project and any forward-looking statement we make in this registration statement. Below is a description of some of the risks that we anticipate will be associated with our business and an investment in our company.

Our Lack of an Operating History Makes Future Forecasting Difficult

We were incorporated on February 4, 1999, to engage in the business of marketing children's toys and related products over the Internet. We are a development stage company, which means we are in the process of developing our business and have not generated any revenues from our operations. We intend to begin selling products on our Kidstoysplus.com Website in the fourth quarter 1999. However, we have not entered into all of the agreements or arrangements that will be required to conduct our business including, among others: agreements for the development of all of the technologies required to operate our business; lease and related agreements to establish a warehouse, customer services office, order processing center, server or any other physical facility that we will require to market, sell and deliver products; agreements to procure our inventory of products; arrangement to hire employees; arrangements for shipping and packaging of orders; or agreements for credit facility or other financing. We cannot assure you that we will successfully enter into these arrangements or agreements in a timely manner, if at all.

As a result of our lack of an operating history, it is difficult to accurately forecast our net sales and we have limited meaningful historical financial data upon which to base planned operating expenses. We base our current and future expense levels on our operating plans and estimates of future net sales, and several of our expenses are anticipated to be fixed because of the amount of capital required to establish our business and the expenditures we anticipate will be necessary to maintain a minimum level of capacity. Our sales and operating results are difficult to forecast because they will generally depend on the volume and timing of the orders we receive. As a result, we may be unable to adjust our spending in a timely manner to compensate for any unexpected revenue shortfall. This inability could cause our net losses in a given quarter to be greater than expected.

We Anticipate Future Losses and Negative Cash Flow

We expect operating losses and negative cash flow to continue for the foreseeable future. We anticipate our losses will increase significantly from current levels because we expect to incur additional costs and expenses related to:

     -    brand development, marketing and other promotional activities;
     -    the expansion of our inventory management and distribution operations;
     - the continued development of our Kidstoysplus.com Website, the systems that we use to process customers' orders and payments, and our computer network;
     -    increased marketing activities;
     -    increased inventory carrying costs;
     -    increased administrative costs;
     -    cost related to short term financings;
     - the expansion of our product offerings and Kidstoysplus.com Website content; and
     -    development of relationships with strategic business partners.

As of April 30, 1999, we had an accumulated deficit of $16,606. Our losses will increase substantially in 2000 as we anticipate costs will increase due to a number of factors including:

     -    an increase in the number of employees;
     -    an increase in sales and marketing activities;
     -    addition of warehouse facilities and infrastructure;
     -    increased inventory carrying costs;
     -    increase administrative costs; and
     -    increased training costs.

Our ability to become profitable depends on our ability to generate and sustain substantial net sales while maintaining reasonable expense levels. See "Selected Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations".

Our Operating Results Are Difficult to Predict

Our operating results are anticipated to fluctuate significantly due to a variety of factors, many of which are outside of our control. Factors that may harm our business or cause our operating results to fluctuate include the following:

     - our inability to obtain new customers at reasonable cost, retain existing customers, or encourage repeat purchases;

     - decreases in the number of visitors to our Kidstoysplus.com Website or our inability to convert visitors into customers;

     -    the mix of toys and other  products sold by us; -  seasonality  of the toy industry and certain product lines; - our inability to manage inventory levels; - our inability to manage our distribution operations;

     - our inability to adequately maintain, upgrade and develop our Web site, the systems that we use to process customers' orders and payments or our computer network;

     - the ability of our competitors to offer new or enhanced Web sites, services or products; - price competition; - an increase in the level of our product returns; - fluctuations in the demand for children's products associated with movies, television and other entertainment events;

     -    our  inability  to  obtain  popular   children's  toys,  video  games,
          software, videos and music from our vendors;

     - fluctuations in the amount of consumer spending on children's toys, video games, software, videos and music;

     - the failure to develop new marketing relationships with key business partners;

     - the extent to which we are not able to participate in advertising campaigns such as those conducted by strategic partners;

     -    increases in the cost of online or offline advertising;

     - the amount and timing of operating costs and capital expenditures relating to expansion of our operations;

     - unexpected increases in shipping costs or delivery times, particularly during the holiday season; - technical difficulties, system downtime or Internet brownouts; - government regulations related to use of the Internet for commerce or for sales and distribution of toys, video games, software, videos and music; and

     - economic conditions specific to the Internet, online commerce and the children's toy and related product industries.

A number of factors will cause our gross margins to fluctuate in future periods, including the mix of toys and other products sold by us, inventory management, inbound and outbound shipping and handling costs, the level of product returns and the level of discount pricing and promotional coupon usage. Any change in one or more of these factors could reduce our gross margins in future periods.

We expect our sales to experience seasonal fluctuations that may affect our cash flow and our ability to manage our inventory effectively. We expect to continue to experience seasonal fluctuations in our net sales. These seasonal patterns will cause quarterly fluctuations in our operating results. In particular, a disproportionate amount of our net sales will be realized during the fourth calendar quarter and we expect this trend to continue in the future.

In anticipation of increased sales activity during the fourth calendar quarter, we anticipate that we will hire a significant number of temporary employees to bolster our permanent staff and we will significantly increase our inventory levels. For this reason, if our net sales were below seasonal expectations during this quarter, our annual operating results could be below our expectations.

Due to our lack of an operating history, it is difficult to predict the seasonal pattern of our sales and the impact of such seasonality on our business and financial results. In the future, our seasonal sales patterns may become more pronounced, may strain our personnel and warehousing and order shipment activities and may cause a shortfall in net sales as compared to expenses in a given period.

We Face Significant Inventory Risk Because Consumer Demand Can Change for Products Between the Time that We Order Products and the Time that We Receive Them

We may carry a significant level of inventory. As a result, the rapidly changing trends in consumer tastes in the market for children's toys and related products will subject us to significant inventory risks. It is critical to our success that we accurately predict these trends and do not overstock unpopular products. The demand for specific products can change between the time the products are ordered and the date of receipt. We are particularly exposed to this risk because we anticipate that we will derive a majority of our net sales in the fourth calendar quarter of each year. Our failure to sufficiently stock popular toys and other products in advance of such fourth calendar quarter would harm our operating results for the entire fiscal year.

In the event that one or more products do not achieve widespread consumer acceptance, we may be required to take significant inventory markdowns, which could reduce our net sales and gross margins. We anticipate that this risk may be greatest in the first calendar quarter of each year, after we have significantly increased inventory levels for the holiday season. We believe that this risk will increase as we open new departments or enter new product categories due to our lack of experience in purchasing products for these categories. In addition, to the extent that demand for our products increase over time, we may be forced to increase inventory levels. Any such increase would subject us to additional inventory risks.

Because We do not Intend to have Long-Term or Exclusive Vendor Contracts, We May not be able to Obtain Sufficient Quantities of Popular Children's Products in a Timely Manner. As a Result, We could Lose Customers and Opportunities.

If we are not able to offer our customers sufficient quantities of toys or other products in a timely manner, we could lose customers and our net sales could be below our expectations. Our success depends on our ability to purchase products in sufficient quantities at competitive prices, particularly for the holiday shopping season. We believe it is common in the industry not to have long-term or exclusive arrangements with any vendor or distributor that will guarantee the availability of toys or other children's products for resale. Therefore, we will not have a predictable or guaranteed supply of toys or other products.


If We Are Unable to Obtain Sufficient Quantities of Products From Our Key Vendors, Our Net Sales Will Decrease.

If we were unable to obtain sufficient quantities of products from our key vendors, we could lose customers and our net sales could be below expectations. We may derive a significant percentage of our net sales from sales of products manufactured by leading toy manufactures such as Mattel and Hasbro. We also anticipate that we may derive a significant percentage of our net sales from the sale of video game products that are primarily supplied to us by a single distributor. From time to time, we anticipate we will experience difficulty in obtaining sufficient product allocations from key vendors. In addition, we believe our key vendors will have established, and may continue to expand, their own online retailing efforts, which may impact our ability to get sufficient product allocations from such vendors. We currently have no agreements or arrangements to acquire inventory from manufacturers or distributors.

To Manage Our Growth and Expansion, We Need to Implement Financial and Managerial Controls and Reporting Systems and Procedures. If We are Unable to do so Successfully, Our Results of Operations will be Impaired

Our anticipated growth in personnel and operations will place a significant strain on our management, information systems and resources. In order to manage this growth effectively, we need to develop financial and managerial controls and reporting systems and procedures. If we experience a significant increases in the number of our personnel, our existing management team will not be able to effectively train, supervise and manage all of our personnel. In addition, our information must be able to handle adequately the anticipated volume of information and transactions that would result from our operations and our anticipated growth. Our failure to successfully implement, improve and integrate these systems and procedures would cause our results of operations to be below expectations.

We may not be able to Compete Successfully Against Current and Future
Competitors.

The online commerce market is new, rapidly evolving and intensely competitive. Increased competition is likely to result in price reductions, reduced gross margins and loss of market share, any of which could seriously harm our net sales and results of operations. We expect competition to intensify in the future because current and new competitors can enter our market with little difficulty and can launch new Websites at a relatively low cost. In addition, should we decide to expand our product lines, the video game, software, video and music retailing industries are intensely competitive.

We currently or potentially intend to compete with a variety of other companies, including:

     - traditional store-based toy and children's product retailers such as Toys R Us, FAO Schwarz, Zany Brainy and Noodle Kidoodle;

     -    major  discount  retailers such as Wal-Mart,  Kmart,  Sears and Target
          Stores;

     - online efforts of these traditional retailers, including the online stores operated by Toys R Us, Wal-Mart and FAO Schwarz;

     - physical and online stores of entertainment entities that sell and license children's products, such as The Walt Disney Company and Warner Bros.;

     -    catalog retailers of children's products;

     - vendors or manufacturers of children's products that currently sell some of their products directly online, such as Mattel and Hasbro;

     - other online retailers that include children's products as part of their product offerings, such as Amazon.com, Barnesandnoble.com, CDnow, Beyond.com and Reel.com;

     - Internet portals and online service providers that feature shopping services such as AOL, Yahoo!, Excite and Lycos; and

     - various smaller online retailers of children's products, such as BrainPlay.com, Red Rocket and Toysmart.com.

Many traditional store-based and online competitors have long operating histories, large customer or user bases, brand recognition and loyalty and significant financial, marketing and other resources. Many of these competitors can devote substantially more resources to Web site development than we can. In addition, larger, well-established and well-financed entities may join with online competitors or children's toy, video game, software, video and music publishers or suppliers as the use of the Internet and other online services increases.

Our competitors may be able to secure products from vendors on more favorable terms, fulfill customer orders more efficiently and adopt more aggressive pricing or inventory availability policies than we can. Traditional store-based retailers also enable customers to see and feel products in a manner that is not possible over the Internet.

We Expand Our Product Lines and Enter New Business Categories that may not Achieve Market Acceptance.

Any new department or product category that is launched or acquired by us, which is not favorably received by consumers could damage our brand or reputation. This damage could impair our ability to attract new customers, which could cause our net sales to fall below expectations. An expansion of our business into other new department or product category will require significant additional expenses, and strain our management, financial and operational resources. This type of expansion would also subject us to increased inventory risk and could aversely affect our levels of customer service. We may choose to expand our operations by developing other new departments or product categories, promoting new or complementary products, expanding the breadth and depth of products and services offered or expanding our market presence through relationships with third parties.

If We Experience Problems In Our Distribution Operations, We Could Lose
Customers.

We intend to rely upon third-party carriers for product shipments, including shipments to and from our distribution facility. Consequently, we are subject to the risks, including employee strikes and inclement weather, associated with such carriers' ability to provide delivery services to meet our shipping needs. In addition, failure to deliver products to our customers in a timely manner would damage our reputation and brand. We also intend to depend upon temporary employees to adequately staff our distribution facility, particularly during the holiday shopping season. If we do not have sufficient sources of temporary employees, we could lose customers.

If We do not Successfully Establish Our Kidstoysplus.com Website and the Systems that Process Customers' Orders, We will be unable to Implement Our Business Plan.

If we fail to establish our Kidstoysplus.com Website, we will be unable to carry out our business plan. Furthermore, we must establish computer and information systems that we will use to process and ship customer orders and process payments or we may not be able to successfully distribute customer orders. Any failure of our systems to act in an integrated manner could result in the loss of customers and our net sales will be adversely affected.

In addition, our failure to rapidly upgrade our Kidstoysplus.com Website or expand these computer systems without system downtime, particularly during the fourth calendar quarter, would further reduce our net sales. We may experience difficulty in improving and maintaining such systems if our employees or contractors that develop or maintain our computer systems become unavailable to us. We also expect periodic systems interruptions while enhancing and expanding these computer systems that will affect the quality of our customer service.

Our Facilities and Systems are Vulnerable to Natural Disasters and Other Unexpected Problems. The Occurrence of a Natural Disaster or Other Unexpected Problem could Damage Our Reputation and Brand and Reduce Our Net Sales

The occurrence of an earthquake or other natural disaster or unanticipated problems at our planned facility in British Columbia, or at the third-party that we anticipate will house substantially all of our computer and communications hardware systems, could cause interruptions or delays in our business, loss of data or render us unable to accept and fulfill customer orders. Any such interruptions or delays at either of these facilities would reduce our net sales. In addition, we anticipate that our systems and operations will be vulnerable to damage or interruption from fire, flood, power loss, telecommunications failure, break-ins, earthquake and similar events. We have no formal disaster recovery plan and our business interruption insurance may not adequately compensate us for losses that may occur. In addition, the failure by the third-party facility to provide the data communications capacity required by us, as a result of human error, natural disaster or other operational disruptions, could result in interruptions in our service. The occurrence of any or all of these events could damage our reputation and brand and impair our business.

Our Net Sales could Decrease If Our Online Security Measures Fail

Our relationships with our customers may be adversely affected if the security measures that we use to protect their personal information, such as credit card numbers, are ineffective. If, as a result, we lose many customers, our net sales could decrease. We intend to rely on security and authentication technology that we intend to license from third parties. With this technology, we intend to perform real-time credit card authorization and verification with our bank. We cannot predict that whether events or developments will result in a compromise or breach of the technology we use to protect a customer's personal information.

Furthermore, the servers we intend to rely on may be vulnerable to computer viruses, physical or electronic break-ins and similar disruptions. We may need to expend significant additional capital and other resources to protect against a security breach or to alleviate problems caused by any breaches. We cannot assure you that we can prevent all security breaches.

Our Net Sales And Gross Margins Would Decrease If We Experience Significant Credit Card Fraud

A failure to adequately control fraudulent credit card transactions would reduce our net sales and our gross margins because we do not intend to carry insurance against this risk. We intend to use developed technology to help us to detect the fraudulent use of credit card information. Nonetheless, we expect to suffer losses as a result of orders placed with fraudulent credit card data even though the associated financial institution approved payment of the orders. Under currently contemplated credit card practices, we are liable for fraudulent credit card transactions because we do not obtain a cardholder's signature.

If We Do Not Respond To Rapid Technological Changes, Our Services Could Become Obsolete And We Could Lose Customers

If we face material delays in introducing new services, products and enhancements, our customers may forego the use of our services and use those of our competitors. To remain competitive, we must continue to enhance and improve the functionality and features of our online store. The Internet and the online commerce industry are rapidly changing. If competitors introduce new products and services embodying new technologies, or if new industry standards and practices emerge, our Kidstoysplus.com Website and our proprietary technology and systems may become obsolete.

The development of our Kidstoysplus.com Website and other proprietary technology will entail significant technical and business risks. We may use new technologies ineffectively or we may fail to adapt our Kidstoysplus.com Website, systems that we use to process customers' orders and payments and our computer network to customer requirements or emerging industry standards.

Intellectual Property Claims Against Us Can Be Costly And Could Impair Our Business

Other parties may assert infringement or unfair competition claims against us. We cannot predict whether third parties will assert claims of infringement against us, or whether any assertions or prosecutions will harm our business. If we are forced to defend against any such claims, whether they are with or without merit or are determined in our favor, then we may face costly litigation, diversion of technical and management personnel, or product shipment delays. As a result of such a dispute, we may have to develop non-infringing technology or enter into royalty or licensing agreements. Such royalty or licensing agreements, if required, may be unavailable on terms acceptable to us, or at all. If there is a successful claim of product infringement against us and we are unable to develop non-infringing technology or license the infringed or similar technology on a timely basis, it could impair our business.

If the Protection of Our Trademarks and Proprietary Rights is Inadequate, Our Brand and Reputation could be Impaired and We Could Lose Customers

We intend to take steps to protect our proprietary rights, which may be inadequate. We have not filed any applications for patents or registered any trademark for protection. We anticipate our future copyrights, service marks, trademarks, trade dress, trade secrets and similar intellectual property will be critical to our success. We intend to rely on trademark and copyright law, trade secret protection and confidentiality or license agreements with our employees, customers, partners and others to protect our proprietary rights. We intend to file trademark applications for "Kidstoysplus" for toys, games and playthings and for sales of toys, games and playthings. Effective trademark, service mark, copyright and trade secret protection may not be available in every country in which we will sell our products and services online. Furthermore, the relationship between regulations governing domain names and laws protecting trademarks and similar proprietary rights is unclear. Therefore, we may be unable to prevent third parties from acquiring domain names that are similar to, infringe upon or otherwise decrease the value of our trademarks and other proprietary rights.

The Loss of the Services of One or More of Our Key Personnel, or Our Failure to Attract, Assimilate and Retain Other Highly Qualified Personnel in the Future, Could Disrupt Our Operations and Result in Loss Of Sales

The loss of the services of one or more of our key personnel could seriously interrupt our business. We depend on the continued services and performance of our senior management and other key personnel, particularly Albert R. Timcke, our President, Chief Executive Officer and Chairman of the Board. Our future success also depends upon the continued service of our executive officers and other key sales, marketing and support personnel. We have entered into a consulting agreement with Mr. Timcke. Our relationships with these officers and key employees are at will. We do not have "key person" life insurance policies covering any of our employees.

We may be Adversely Impacted if the Software, Computer Technology and Other Systems we Use are not Year 2000 Compliant

Any failure of our material systems, our vendors' material systems or the Internet to be year 2000 compliant would have material adverse consequences for us. Such consequences would include difficulties in operating our Kidstoysplus.com Website effectively, taking product orders, making product deliveries or conducting other fundamental parts of our business. We are currently assessing the year 2000 readiness of the software, computer technology and other services that we use which may not be year 2000 compliant. At this time, we have not yet developed a contingency plan to address situations that may result if our vendors or we are unable to achieve year 2000 compliance. The cost of developing and implementing such a plan, if necessary, could be material.

We also depend on the year 2000 compliance of the computer systems and financial services used by consumers. A significant disruption in the ability of consumers to reliably access the Internet or portions of it or to use their credit cards would have an adverse effect on demand for our services and would have a material adverse effect on us. See "Management's Discussion and Analysis of Financial Condition and Results of Operations".

Executive Officers And Directors Have Substantial Control Over The Company

Executive  officers,  directors  and entities  affiliated  with them,  if acting together,  would  be able  to  significantly  influence  all  matters  requiring approval by our stockholders, including the election of directors and the approval of mergers or other business combination transactions. These stockholders will, in the aggregate, beneficially own approximately 56.18% of our outstanding common stock following the completion of this offering. See "Principal Stockholders".

Risks Related To the e-commence Industry

If We Are Unable To Acquire The Necessary Web Domain Names, Our Brand And Reputation Could Be Damaged And We Could Lose Customers

We may be unable to acquire or maintain Web domain names relating to our brand in the United States and other countries in which we may conduct business. As a result, we may be unable to prevent third parties from acquiring and using domain names relating to our brand. Such use could damage our brand and reputation and take customers away from our Kidstoysplus.com Website. We currently hold various relevant domain names, including the "Kidstoysplus.com" domain name. Governmental agencies and their designees generally regulate the acquisition and maintenance of domain names. The regulation of domain names in the United States and in foreign countries is subject to change in the future. Governing bodies may also establish additional top-level domains, appoint additional domain name registrars or modify the requirements for holding domain names.

We may Need to Change the Manner in which We Intend to Conduct Our Business If Government Regulation Increases

The adoption or modification of laws or regulations relating to the Internet could adversely affect the manner in which we currently conduct our business. In addition, the growth and development of the market for online commerce may lead to more stringent consumer protection laws, both in the United States and abroad, that may impose additional burdens on us. Laws and regulations directly applicable to communications or commerce over the Internet are becoming more prevalent. The United States Congress recently enacted Internet laws regarding children's privacy, copyrights, taxation and the transmission of sexually explicit material. The European Union recently enacted our own privacy regulations. The law of the Internet, however, remains largely unsettled, even in areas where there has been some legislative action. It may take years to determine whether and how existing laws such as those governing intellectual property, privacy, libel and taxation apply to the Internet. In order to comply with new or existing laws regulating online commerce, we may need to modify the manner in which we do business, which may result in additional expenses. We may need to spend time and money revising the process by which we fulfill customers' orders to ensure that each shipment complies with applicable laws. We may need to hire additional personnel to monitor our compliance with applicable laws.

We may be Subject to Liability for the Internet Content that we Publish

As a publisher of online content, we face potential liability for defamation, negligence, copyright, patent or trademark infringement, or other claims based on the nature and content of materials that we publish or distribute. If we face liability, then our reputation and our business may suffer. In the past, plaintiffs have brought these types of claims and sometimes successfully litigated them against online services. Although we carry general liability insurance, our insurance currently does not cover claims of these types. However, this insurance is available, and we intend to obtain this insurance in the near future. There can be no assurance that we will be able to obtain such insurance or that it will be adequate to indemnify us for all liability that may be imposed on us.

Our Net Sales Could Decrease If We Become Subject To Sales And Other Taxes

If one or more states or any foreign country successfully asserts that we should collect sales or other taxes on the sale of our products, our net sales and results of operations could be harmed. We do not currently intend to collect sales or other similar taxes for physical shipments of goods. However, one or more local, state or foreign jurisdictions may seek to impose sales tax collection obligations on us. In addition, any new operation in states outside Washington State could subject our shipments in such states to state sales taxes under current or future laws. If we become obligated to collect sales taxes, we will need to update our system that processes customers' orders to calculate the appropriate sales tax for each customer order and to remit the collected sales taxes to the appropriate authorities. These upgrades will increase our operating expenses. In addition, our customers may be discouraged from purchasing products from us because they have to pay sales tax, causing our net sales to decrease. As a result, we may need to lower prices to retain these customers.


ITEM 2 MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Kidstoysplus.com Inc. was organized and incorporated under the laws of the State of Nevada on February 04, 1999 and has not commenced operations of its business. This report discusses financial and organizational results from our inception to April 30, 1999.

Except for statements of historical fact, certain information contained herein constitutes "forward-looking statements," which involve known and unknown risks, uncertainties and other factors which may cause our actual results or achievements to be materially different from any future results or achievements of the Company expressed or implied by such forward-looking statements.

General Overview

We intend to operate as a Web-based retailer focused exclusively on children's toys and related products, which may include children's books, music, story line CD's, audio tapes, kids' movies, video games, educational products, and hobby items. We believe that by combining expertise in children's products, Internet web site development and marketing and a commitment to excellent customer service through Internet retailing, we will be able to deliver a unique shopping experience to consumers.

The following discussion and analysis explains our financial condition for the period from incorporation on February 4, 1999 to April 30, 1999, and our plan of operation for the next twelve months. You should review our discussion and analysis of financial condition and our plan of operation in conjunction with our audited financial statements and the related notes, as well as statements made elsewhere in this Form 10-SB.


     Period February 4, 1999 to April 30, 1999


Revenues. We anticipate we will not commence our operations until the fourth quarter of 1999. We generated no revenues from operations since our inception on February 4, 1999 to April 30, 1999. We had interest income in the amount of $555.

Expenses. We incurred expenses of $17,161 related to the organization of our corporation and the development of our business plan including $6,600 in consulting fees, $2,800 in management fees (related to strategic planning business development and market research and analysis) (paid to Albert R. Timcke, our President, for services), $3,924 in legal and accounting expenses, $3,070 in office and miscellaneous expenses and $767 in phone expenses. We anticipate our operating and administrative expenses will increase as we develop our Kidstoysplus.com Website and begin marketing our business.

Net Loss. We had a loss of $16,606 for the period since our inception on February 4, 1999 to April 30, 1999.


Liquidity and Capital Resources


On April 5, 1999, we issued for cash 3,960,000 shares of our common stock at a price of $0.01 per share for proceeds to us of $39,600. On April 6, 1999, we issued for cash 408,084 shares of our common stock at a price of $0.50 per share for proceeds to us of $204,042.


As of April 30, 1999, we had working capital of approximately $232,636. In the subsequent quarter, our expenses are expected to rise dramatically.


Plan of Operation

We anticipate it our Kidstoysplus.com Website will be accessible for initial viewing in the third quarter 1999. The Company intends to have our initial distribution site, to be located at or near Comox, British Columbia, open for stocking and organization late in the third quarter 1999; at a future date, we may open another facility in Washington State to service customers in the United States. We intend to commence purchasing inventory and entering into merchandising and procurement agreements with toy manufactures and distributors to supply merchandise marketed on the Kidstoysplus.com Website late in the third quarter 1999. We anticipate it will begin selling merchandise through our Kidstoysplus.com Website during our Limited Launch Phase in the fourth quarter 1999 for the purposes of testing our Kidstoysplus.com Website, our customer service systems, our warehouse and facilities systems and our internal record-keeping and billing systems. We anticipate that we will be fully operational in the first half of 2000. Below is a summary of our plan of operation through the first quarter ending March 31, 2000.

Capital Requirements


We anticipate it will need the following financing to implement our business plan and to meet our financial obligations for the year ending December 31, 1999, and the first two calendar quarters of 2000.



                                                  PERIOD
                                                                        1999                                2000
                                                 --------------------------------------------------    --------------

                 DESCRIPTION                     2nd Quarter        3rd Quarter       4th Quarter      1st Quarter
                                                  May - June      July - September     October -         January -
                                                                                       December           March
                                                  ----------      ----------------     ---------         ---------
Company set-up and legal exp. ................      $30,000           $20,000

Office and administration ....................      $25,000           $30,000            $40,000           $40,000

Web site design and posting ..................     $100,000

Web maintenance and software upgrades ........                        $75,000            $30,000           $30,000

Establish warehouse and office facilities ....      $25,000           $20,000            $20,000           $20,000

Company marketing expense - begin ............                       $100,000           $100,000          $300,000

Selective product inventory for ..............                       $100,000           $200,000          $600,000
Christmas 1999 - Beginning Inv. 2000

Working capital ..............................      $25,000          $100,000           $100,000          $100,000

Totals .......................................     $205,000          $445,000           $490,000        $1,090,000
                                                  ----------      ----------------     ---------         ---------


As of April 30, 1999, we had working capital of $232,636. We anticipate that our working capital is sufficient to satisfy our cash requirements only through our second quarter 1999. We anticipate we will be required to raise addition financing in the amount of approximately $1,500,000 during the next twelve months to implement our business plan and to meet our anticipated cash requirements. We believe our estimates of our capital requirements to be reasonable. The capital requirements are only estimates and can change for many different reasons, some of which are beyond our control. We are a development stage company and are the process of designing our Kidstoysplus.com Website design and establishing a warehouse facility. The cost for procuring a test inventory for the 1999 Christmas season will be dependant on our ability to purchase such inventory on acceptable terms, which is anticipated to include a credit facility or manufacturer/distributor financing. We currently have no arrangements for such procurement or for financing to acquire our initial inventory, and there can be no assurance that we will successful acquire a product line or financing on terms acceptable to us, if at all.


Product Research and Development


We have recently engaged Retricular Consulting of Victoria, British Columbia to develop our Kidstoysplus.com Website and anticipate that we will begin testing our Kidstoysplus.com Website in the third quarter 1999. Under the terms of our agreement, we agreed to pay Retricular a per diem consulting fee of $200 for the initial planning stage of the development of our Kidstoysplus.com Website. We anticipate we will enter into a definitive development agreement with Retricular to complete the development of our website, and we will need to spend approximately $35,000 - $50,000 to complete development and successfully launch our website into commercial use. We also anticipate we will spend approximately $75,000 - $100,000 to develop the technology related to our customer service and support systems, inventory control systems, distribution and logistical facilitation systems, accounting systems and other internal control systems.

The cost for developing technology is expensive and the process will require testing and refinement. Our commercial success will depend on our ability to attract visitors and shoppers to our Kidstoysplus.com Website. This will require us to develop and use increasing sophisticated technologies to generate, sustain and maintain user interest and satisfaction. See "Note Regarding Forward Looking Statements."

We have are in the processing of developing the technologies, software and systems for the Kidstoysplus.com Website and we have not entered into any agreements or arrangements for the development of the technologies related to our internal control and distribution systems. We do not anticipate that our technologies will be ready for testing until at least August 1999. There can be no assurance that we will successfully develop and test the technologies related to Kidstoysplus.com Website or contemplated in our business plan on a timely basis, if at all. A substantial delay in obtaining the required financing or developing the Kidstoysplus.com Website and the support services would have a materially adverse effect on our business and results of operations. See "Note Regarding Forward Looking Statements."


Acquisition of Plant and Equipment for Our Distribution Center and Customer Service Center


We are in the process of locating a distribution and warehouse and customer service facility, which is anticipated to be located in the Comox Valley on Vancouver Island, British Columbia. We anticipate that we will require a facility of approximately 5,000 to 8,000 square feet, including office, warehouse and delivery space for our distribution and customer service operations. We anticipate that the cost of acquiring, finishing, furnishing and equipping our facility will be approximately $60,000 during the next twelve months. The rent for our facility is estimated to be approximately $3,000 per month.

We also intend to acquire computer systems and to develop system software to support our distribution and warehouse and customer service facility. We anticipate that the cost of such equipment and systems will be approximately $15,000 - $20,000 during the next twelve months.


Consultants


As of May 1, 1999, we engaged 3 consultants to assist us in product research and development and marketing functions on a part- and full-time basis. We intend to engage additional consultants to develop our internal operating and information systems.

We also anticipate that we will hire 4 employees during 1999 to provide 1-800 consumer support services, 1 to providing marketing and sales support, 2 to staff our distribution warehouse, 1 information systems employee and 2 administration employees.

The Company's success will depend in large part on our ability to attract and retain skilled and experienced employees. The Company does not anticipate any of our employees will be covered by a collective bargaining agreement. The Company does not currently have any key man life insurance on any of our directors or executive officers.

We have not entered into any agreements or arrangements with respect to product inventory, distribution facilities, internal systems development, server systems, human resource, credit facilities and other related needs. There can be no assurance that we will be able to enter such agreements or arrangements on acceptable terms, if at all. There can also be no assurance that we will be able to develop our Kidstoysplus.com Website and our distribution systems in a timely manner, if at all, or that the Company's projected costs and timing of such development will be accurate. Any material delay in entering into arrangements or developing our Kidstoysplus.com Website or distribution systems will have a material adverse effect on the Company's business and results of operations.


ITEM 3    DESCRIPTION OF PROPERTY

Our corporate headquarters are located at 1000 - 355 Burrard Street, Vancouver, British Columbia, V6C 2G8, Canada.

Our plan of operations is focused on developing, marketing, and distributing children's products on the Internet as described in Item 1. Accordingly, we have no particular policy regarding each of the following types of investments:

     1.   Investments in real estate or interests in real estate;
     2.   Investments in real estate mortgages; or

     3. Securities of or interests in persons primarily engaged in real estate activities.

We anticipate that we will enter into a lease agreement related to our proposed distribution and customer service center. As of May 31, 1999, we have not entered into any such agreement.


ITEM 4    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information concerning the number of shares of Common Stock owned beneficially as of May 31, 1999 by: (i) each person known to us to own more than five percent (5%) of any class of our voting securities; (ii) each of our directors; and (iii) all our directors and officers as a group. Unless otherwise indicated, the shareholders listed possess sole voting and investment power with respect to the shares shown.



TITLE OF               NAME AND ADDRESS OF                                AMOUNT AND NATURE              PERCENT OF
 CLASS                 BENEFICIAL OWNER                                  OF BENEFICIAL OWNER              CLASS(1)
--------               -------------------                                -----------------              ----------
                       Albert R Timcke
Common Stock           10300 Second Avenue, Richmond, BC V7E 1V7           6,600,000(2)                  59.63(2)

                       Brian C. Doutaz
Common Stock           35-12880 Railway Ave, Richmond, BC V7E 1V7            900,000(3)                   8.94(3)


Common Stock           All directors and officers as a group               7,500,000 shares(2)(3)        75.24(2)(3)


(1)  Based on an aggregate 9,968,084 shares outstanding as of May 31, 1999.

(2) Includes Mr. Timcke's (i) options to acquire 500,000 shares of our common stock at $0.10 per share and (ii) options to acquire 600,000 shares of our common stock at $0.25 per share within 60 days of May 31, 1999. These options expire on the earlier of May 15, 2005; thirty days after the termination (except for death or disability) of Mr. Timcke as a consultant to the company; or one year after termination due to death or disability.

(3) Includes Mr. Doutaz's (i) options to acquire 400,000 shares of our common stock at $0.10 per share and (ii) options to acquire 400,000 shares of our common stock at $0.25 per share within 60 days of May 31, 1999. These options expire on the earlier of May 15, 2005; thirty days after the termination (except for death or disability) of Mr. Doutaz as a consultant to the company; or one year after termination due to death or disability.


We are not aware of any arrangement, which might result in a change in control in the future.


ITEM 5    DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Directors and Officers


All of our directors are elected annually by the shareholders and hold office until the next annual general meeting of shareholders or until their successors are duly elected and qualified, unless they sooner resign or cease to be directors in accordance with our Articles of Incorporation. We have not held an annual regular general meeting and the next regular meeting is anticipated to be held in May 2000. Our executive officers are appointed by and serve at the pleasure of our Board of Directors.

As at May 31, 1999, the following persons were our directors and/or executive officers:


   Name                       Age          Position with the Registrant
   ----                       ---          ----------------------------
   Albert R. Timcke           35           Director, President, CEO

   Brian C. Doutaz            53           Director, Secretary, Treasurer

Members of our Board of Directors are elected by our shareholders to represent the interests of all our shareholders. Our Board of Directors meets periodically to review significant developments affecting us and our business and to act on matters requiring Board approval. Although our Board of Directors may delegate many matters to others, it reserves certain powers and functions to itself. The only standing committee of the Board of Directors of the Registrant is an Audit Committee. The Audit Committee currently consists of Albert R. Timcke and Brian
C. Doutaz. This committee is directed to review the scope, cost and results of the independent audit of our books and records, the results of the annual audit with management and the adequacy of our accounting, financial and operating controls; to recommend annually to our Board of Directors the selection of the independent auditors; to consider proposals made by our independent auditors for consulting work; and to report to our Board of Directors, when so requested, on any accounting or financial matters.

None of the our directors or executive officers are parties to any arrangement or understanding with any other person pursuant to which the individual was elected as a director or officer.

None of our directors or executive officers has any family relationship with any other officer or director.

None of the officers or directors of the Registrant have been involved in the past five years in any of the following: (1) bankruptcy proceedings; (2) subject to criminal proceedings or convicted of a criminal act; (3) subject to any order, judgment or decree entered by any court limiting in any way his or her involvement in any type of business, securities or banking activities; or (4) subject to any order for violation of federal or state securities laws or commodities laws.

The following is a brief biographical information on each of the officers and directors of listed:

Albert (Rick) Timcke

Mr. Timcke is a director and services as our President and CEO. Mr. Timcke's work experience for the last few years includes serving as Vice President Corporate Development for Impact Travel Technology Inc. (August 1998 Present); Vice President Corporate Development for International Panorama Resource Corp. (December 1996 - July 1998); Owner and President of Markets West (Web site) (October 1995 - December 1997); and Sales Executive (B.C.
Region) (March 1990 - December 1996).

Brian Doutaz

Brian C. Doutaz is a Director and serves as our Secretary and Treasurer. Mr. Doutaz is also President of Anina International Capital Corp., a private company engaged in management consulting. For the past 15 years, Mr. Doutaz has also provided consulting services to start-up and developing businesses in Canada and the United States.

Advisory Board

We anticipate that we will appoint an advisory board to assist the company in strategic development and Internet development as business develops.

ITEM 6    EXECUTIVE COMPENSATION

Compensation of Executive Officers

The following table sets forth compensation information for our fiscal period ended April 30, 1999:


                           Summary Compensation Table




                                                                                                   All Other
       Name and          Fiscal Period                                             Long Term      Compensation
  Principal Position                                  Compensation                Compensation         ($)
                                             Salary       Bonus      Other        Securities
                                               ($)         ($)       Annual       Under Options
                                                                   Compensation      (#)
                                                                      ($)
----------------------------------------------------------------------------------------------------------------

Albert R Timcke          April 30, 1999        Nil         Nil        Nil        $ 2,800(1)          Nil


 Brian C. Doutaz         April 30, 1999        Nil         Nil        Nil          Nil(2)            Nil
----------------------------------------------------------------------------------------------------------------


(1) Does not include Mr. Timcke's (i) options to acquire 500,000 shares of our common stock at $0.10 per share and (ii) options to acquire 600,000 shares of our common stock at $0.25 per share. These options were granted pursuant to a consulting agreement between us and Mr. Timcke dated May 1, 1999. These options expire on the earlier of May 15, 2005; thirty days after the termination (except for death or disability) of Mr. Timcke as a consultant to the company; or one year after termination due to death or disability.

(2) Does not include Mr. Doutaz's (i) options to acquire 400,000 shares of our common stock at $0.10 per share and (ii) options to acquire 400,000 shares of our common stock at $0.25 per share. These options were granted pursuant to a consulting agreement between us and Mr. Doutaz dated May 1, 1999. These options expire on the earlier of May 15, 2005; thirty days after the termination (except for death or disability) of Mr. Doutaz as a consultant to the company; or one year after termination due to death or disability.


Material Consulting  Agreements

We have entered into three consulting agreements with consultants engaged to assist us with the development of our business strategy, internal operating systems and marketing and sales strategies on a part- and full-time basis. Below is a summary of the material terms of these consulting agreements.

We entered into a consulting agreement dated May 1, 1999, with Albert R. Timcke, a director and the President and CEO of our company. Mr. Timcke agreed to provide consulting services related to business and strategic development, operations management, systems development, product research and development and marketing functions. Mr. Timcke will provide such services on a full-time basis. We agreed to pay Mr. Timcke a consulting fee in the amount of $5,000 per month for up to 140 hours per month and $100 per hour thereafter. We also granted Mr. Timcke options to acquire 1,100,000 shares of our common stock as follows (i) options to acquire 500,000 shares of our common stock at $0.10 per share and
(ii) options to acquire 600,000 shares of our common stock at $0.25 per share. These options expire on the earlier of May 15, 2005; thirty days after the termination (except for death or disability) of Mr. Timcke as a consultant to the company; or one year after termination due to death or disability.

We entered into a consulting agreement dated May 1, 1999, with Brian C. Doutaz, a director and the Secretary and Treasurer of our company. Mr. Doutaz agreed to provide consulting services related to business and strategic development, operations management, systems development, product research and development and marketing functions. Mr. Doutaz will provide such services on a part-time basis. We agreed to pay Mr. Doutaz a consulting fee in the amount of $2,000 per month for up to 80 hours per month and $100 per hour thereafter. We also granted Mr. Doutaz options to acquire 800,000 shares of our common stock as follows (i) options to acquire 800,000 shares of our common stock at $0.10 per share and (ii) options to acquire 800,000 shares of our common stock at $0.25 per share. These options expire on the earlier of May 15, 2005; thirty days after the termination (except for death or disability) of Mr. Doutaz as a consultant to the company; or one year after termination due to death or disability.

We entered into a consulting agreement dated May 1, 1999, with Gerald W. Williams. Mr. Williams agreed to provide consulting services related to business and strategic development. Mr. Williams will provide such services on a part-time basis. We agreed to pay Mr. Williams a consulting fee in the amount of $2,000 per month for up to 40 hours per month and $100 per hour thereafter. We also granted Mr. Williams options to acquire 100,000 shares of our common stock at $0.10 per share. These options expire on the earlier of May 15, 2005; thirty days after the termination (except for death or disability) of Mr. Williams as a consultant to the company; or one year after termination due to death or disability.

Compensation of Directors

As of April 30, 1999 we paid no compensation to our directors for their services as directors. We have no standard arrangements to pay any such compensation to our directors in their capacity as directors, other than reimbursement for expenses incurred in connection with their services as directors.

ITEM 7    CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Except as otherwise disclosed herein, no director, senior officer, principal shareholder, or any associate or affiliate thereof, had any material interest, direct or indirect, in any transaction since our organization that had or is anticipated to have a materially affect on us or our business, or any proposed transaction that would materially affect us or our business, except for an interest arising from the ownership of our shares where the member will receive no extra or special benefit or advantage not shared on a pro rata basis by all holders of shares in our capital.

We entered into indemnification agreements with our directors, Albert R. Timcke and Brian C. Doutaz, pursuant to which we agreed to indemnify them for actions taken in their capacity as officers and directors of our company. As previously described, we also entered into consulting agreements with Mr. Timcke and Mr. Doutaz.

ITEM 8    DESCRIPTION OF SECURITIES

Our authorized capital consists of 25,000,000 shares of common stock, $0.001 par value. At May 31, 1999, there were 9,968,084 shares issued and outstanding and we reserved for issuance an additional 1,000,000 shares at $0.10 per share and 1,000,000 shares at $0.25 per share pursuant to consulting agreements entered into between us and Albert R. Timcke, Brian Doutaz and Gerald W. Williams, respectively. We have also reserved for issuance 1,500,000 shares of common stock pursuant to our incentive stock option plan.

All shares are of the same class and have the same rights, preferences and limitations. The holders of the shares are entitled to dividends in cash, property or shares as and when declared by the Board of Directors out of funds legally available therefor, to one vote per Share at meetings of our security holders and, upon liquidation, to receive such assets as are distributable to the holders of the shares. Upon any liquidation, dissolution or winding up of our business proceeds, if any, after payment or provision for payment of all our debts, obligations or liabilities shall be distributed to the holders of shares. There are no pre-emptive rights or conversion rights attached to the Shares. There are also no redemption or purchase for cancellation or surrender provisions, sinking or purchase fund provisions, or any provisions as to modification, amendment or variation of any such rights or provisions attached to our shares.

Incentive Stock Option Plan

On May 19, 1999, we adopted an incentive stock option plan for the purposes of providing incentives designed to obtain and retain officers, directors, key employees, and consultants. We reserved 1,500,000 shares of our common stock for issuance under the plan. Our incentive stock option plan provides for vesting pro rata over four years from the date of the grant unless we agree otherwise. We have not granted any options under the plan. We may register our incentive stock option plan with the Securities and Exchange Commission in the future.

PART II

ITEM 1 MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S COMMON EQUITY AND OTHER RELATED STOCKHOLDER MATTERS

We currently intend to seek a listing on the NASD OTC Bulletin Board in the United States. Our shares are not and have not been listed or quoted on any exchange or quotation system.

At May 31, 1999, there were 9,968,084 shares of our common stock issued and outstanding. In addition, we have reserved an additional 1,000,000 shares at $0.10 per share and 1,000,000 shares at $0.25 per share for issuance pursuant to consulting agreements entered into between us and Albert R. Timcke, Brian Doutaz and Gerald W. Williams. We have also reserved for issuance 1,500,000 shares of common stock pursuant to our incentive stock option plan.

We have never paid dividends on our shares. We currently intend to retain earnings for use in our business and do not anticipate paying any dividends in the foreseeable future.

As of May 31, 1999, we had approximately 58 shareholders of record (including nominees and brokers holding street accounts).

ITEM 2    LEGAL PROCEEDINGS

We are not a party to, and none of our property is subject to, any pending or threatened legal proceeding.


ITEM 3    CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

None.


ITEM 4    RECENT SALES OF UNREGISTERED SECURITIES

On March 9, 1999, we issued for cash 5,500,000 shares of our common stock to Albert R. Timcke and 100,000 shares of our common stock to Brian C. Doutaz at a price of $0.001 per share pursuant to Regulation S of the Securities Act of 1933, as amended. We issued these shares in connection with the initial seed capital investment and the organization of our corporation. The aggregate offering price was $ 5,600.

On April 5, 1999, we issued for cash 3,960,000 shares of our common stock at a price of $0.01 per share pursuant to an exemption from registration under Rule 504 of Regulation D of the Securities Act. We issued these shares in connection with the initial seed capital investment. The aggregate offering price was $ 39,600.

On April 6, 1999, we issued for cash 408,084 shares of our common stock at a price of $0.50 per share to 50 investors (the "Seed Shares") pursuant to an exemption from registration under Rule 504 of Regulation D of the Securities Act. The aggregate offering price was $ 204,042.


ITEM 5    INDEMNIFICATION OF DIRECTORS AND OFFICERS

We entered into indemnification arrangements with our directors, Albert R. Timcke and Brian C. Doutaz, pursuant to which we agreed to indemnify them for actions taken in their capacity as officers and directors of our company. Our Articles of Incorporation and Bylaws require us to indemnify our officers and directors to the full extent permitted by Nevada law.

                          INDEPENDENT AUDITORS' REPORT





To the Shareholders of
Kidstoysplus.com, Inc.
(A Development Stage Company)


We have audited the balance sheet of Kidstoysplus.com, Inc. as at April 30, 1999 and the statements of operations, changes in shareholders' equity and cash flows for the period from incorporation on February 4, 1999 to April 30, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards in the United States of America. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Kidstoysplus.com, Inc. as at April 30, 1999 and the results of operations and cash flows for the period from incorporation on February 4, 1999 to April 30, 1999 in accordance with generally accepted accounting principles in the United States of America.

The accompanying financial statements have been prepared assuming that Kidstoysplus.com, Inc. will continue as a going concern. As discussed in Note 2 to the financial statements, unless the Company attains future profitable operations and/or obtains additional financing, there is substantial doubt about the Company's ability to continue as a going concern. Management's plans in regards to these matters are discussed in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.





Vancouver, Canada                                         Chartered Accountants

May 19, 1999

KIDSTOYSPLUS.COM, INC.
(A Development Stage Company)
BALANCE SHEET
AS AT APRIL 30, 1999
================================================================================


ASSETS

Current
    Cash                                                                                           $      221,924
    Prepaid expenses                                                                                        8,312
    Subscriptions receivable (Note 5)                                                                       5,500
                                                                                                   --------------
                                                                                                   $      235,736

LIABILITIES AND SHAREHOLDERS' EQUITY

Current
    Accounts payable and accrued liabilities                                                       $        2,000
    Due to related party (Note 6)                                                                           1,100
                                                                                                   --------------
                                                                                                            3,100
Shareholders' equity Capital stock (Note 7)
       Authorized
            25,000,000  common shares with a par value of $0.001
       Issued and outstanding
             9,968,084  common shares                                                                     249,242
    Deficit, accumulated during the development stage                                                     (16,606)

                                                                                                          232,636
                                                                                                   $      235,736
===================================================================================================================

History and organization of the Company (Note 1)

Subsequent events (Note 9)

 On behalf of the Board:




--------------------------, Director        ------------------------, Director







   The accompanying notes are an integral part of these financial statements.

KIDSTOYSPLUS.COM, INC.
(A Development Stage Company)
STATEMENT OF OPERATIONS
PERIOD FROM INCORPORATION ON FEBRUARY 4, 1999 TO APRIL 30, 1999

================================================================================



INTEREST INCOME                                                $          555
                                                               --------------


EXPENSES
    Consulting fees                                                     6,600
    Legal and accounting                                                3,924
    Management fees                                                     2,800
    Office and miscellaneous                                            3,070
    Telephone                                                             767
                                                               --------------
                                                                       17,161

Loss for the period                                            $      (16,606)
================================================================================

Loss per share                                                 $        (0.01)
================================================================================

Weighted average shares outstanding                                 4,767,001
================================================================================



















   The accompanying notes are an integral part of these financial statements.

KIDSTOYSPLUS.COM, INC.
(A Development Stage Company)
STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY
PERIOD FROM INCORPORATION ON FEBRUARY 4, 1999 TO APRIL 30, 1999



                                                                                                    Deficit,
                                                 Common Shares Issued                            Accumulated
                                                    and Fully Paid                 Additional     During the
                                            -------------------------------
                                                                                     Paid in     Development
                                                    Number          Amount           Capital           Stage           Total
------------------------------------------- --------------- --------------- -- --------------- -------------- ---------------
Balance, February 4,  1999                            -     $         -        $         -     $        -     $         -

Shares issued for  cash
    at $0.001 per share                          5,600,000           5,600                 -              -            5,600
    at $0.01 per share                           3,960,000           3,960             35,640             -           39,600
    at $0.50 per share                             408,084             408            203,634             -          204,042

Loss for the period                                     -               -                  -         (16,606)        (16,606)
                                            --------------  --------------     --------------  -------------  --------------

Balance, April 30, 1999                          9,968,084  $        9,968     $      239,274  $     (16,606) $      232,636
=========================================== =============== =============== == =============== ============== ===============



























    The accompanying notes are an integral part of thesefinancial statements.

KIDSTOYSPLUS.COM, INC.
(A Development Stage Company)
STATEMENT OF CASH FLOWS
PERIOD FROM INCORPORATION ON FEBRUARY 4, 1999 TO APRIL 30, 1999




CASH FLOWS FROM OPERATING ACTIVITIES
    Loss for the period                                                      $     (16,606)

    Changes in other operating assets and liabilities
       Increase in subscriptions receivable                                         (5,500)
       Increase in prepaid expenses                                                 (8,312)
       Increase in accounts payable and accrued liabilities                          2,000
       Increase in due to related party                                              1,100
                                                                             -------------
    Net cash used in operating activities                                          (27,318)
                                                                             -------------

CASH FLOWS FROM FINANCING ACTIVITIES
    Capital stock issued for cash                                                  249,242

Cash position, end of period                                                 $     221,924
============================================================================ ==============

Cash paid during the period for interest                                     $          -
============================================================================ ==============

Cash paid during the period for income taxes                                 $          -
============================================================================ ==============



















    The accompanying notes are an integral part of thesefinancial statements.

KIDSTOYSPLUS.COM, INC.
(A Development Stage Company)
NOTES TO THE FINANCIAL STATEMENTS
APRIL 30, 1999
================================================================================


1.   HISTORY AND ORGANIZATION OF THE COMPANY

     The Company was incorporated on February 4, 1999 under the laws of the state of Nevada. The Company currently has no operations and, in accordance with SFAS #7, is considered a development stage company.

     These financial statements have been prepared on a going concern basis which assumes that the Company will be able to realize its assets and discharge its liabilities in the normal course of business for the foreseeable future. The continuing operations of the Company are dependent upon its ability to raise adequate financing and achieve profitable operations in the future.


2.   GOING CONCERN

     The Company's financial statements are prepared using the generally accepted accounting principles applicable to a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. However, the company has no current source of revenue. Without realization of additional capital, it would be unlikely for the Company to continue as a going concern. It is management's plan to seek additional capital through a private placement upon listing on the OTC Bulletin Board.



                                                                         1999
                                                                         ----
     Deficit accumulated during the development stage            $      (16,606)
     Working capital surplus                                            232,636


3.   SIGNIFICANT ACCOUNTING POLICIES

     Accounting for derivative instruments and hedging activities

     In June 1998, the Financial Accounting standards Board issued Statements of Financial Accounting Standards No. 133 "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133") which establishes accounting an reporting standards for derivative instruments and for hedging activities. SFAS 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. The Company does not anticipate that the adoption of the statement will have a significant impact on its financial statements.

          Reporting on costs of start-up activities

     In April 1998, the American Institute of Certified Public Accountant's issued Statement of Position 98-5 "Reporting on the Costs of Start-Up Activities" ("SOP 98-5") which provides guidance on the financial reporting of start-up costs and organization costs. It requires costs of start-up activities and organization costs to be expensed as incurred. SOP 98-5 is effective for fiscal years beginning after December 15, 1998 with initial adoption reported as the cumulative effect of a change in accounting principle. The Company does not anticipate that the adoption of the statement will have a significant impact on its financial statements.

     Foreign currency translation

     Transaction amounts denominated in foreign currencies are translated into United States currency at exchange rates prevailing at transactions dates. Carrying values of monetary assets and liabilities are adjusted at each balance sheet date to reflect the exchange rate at that date. Gains and losses from restatement of foreign currency monetary assets and liabilities are included in income, except for those gains and losses related to long-term monetary assets or liabilities which are deferred and amortized over the life of the respective asset or liability.

KIDSTOYSPLUS.COM, INC.
(A Development Stage Company)
NOTES TO THE FINANCIAL STATEMENTS
APRIL 30, 1999
================================================================================


3.   SIGNIFICANT ACCOUNTING POLICIES (cont'd.....)

     Loss per share

     Loss per share is based on the weighted average number of common shares outstanding during the period.


4.   FINANCIAL INSTRUMENTS

     The Company's financial instruments consist of cash, subscriptions receivable, accounts payable and accrued liabilities and due to related party. Unless otherwise noted, it is management's opinion that the Company is not exposed to significant interest, currency or credit risks arising from these financial instruments. The fair value of these financial instruments approximate their carrying values, unless otherwise noted.


5.   SUBSCRIPTIONS RECEIVABLE

     Pursuant to a Stock Subscription Agreement dated March 9, 1999, the Company issued 5,600,000 shares for proceeds of $5,600. As at April 30, 1999, $100 of the proceeds have been received. The remaining $5,500 is due from a director of the Company.


6.   DUE TO RELATED PARTY

     Amounts due to a director of the Company are non-interest bearing and have no fixed terms of repayment.


7.   CAPITAL STOCK

                                                                                                    Number
                                                                                                 of Shares          Amount
---------------------------------------------------------------------------------------------------------------------------
       Authorized
           25,000,000 number of common shares with a par value of $0.001

       Common shares issued
           At April 30, 1999                                                                     9,968,084  $      249,242
---------------------------------------------------------------------------------------------------------------------------


     Additional paid in capital

     The excess of proceeds received for common shares over their par value of $0.001, less share issue costs, is credited to additional paid in capital.

8.   RELATED PARTY TRANSACTION

     The Company paid or accrued management fees of $2,800 a director of the Company during the period.

KIDSTOYSPLUS.COM, INC.
(A Development Stage Company)
NOTES TO THE FINANCIAL STATEMENTS
APRIL 30, 1999
================================================================================



9.   SUBSEQUENT EVENTS

     The following transactions occurred subsequent to year end:

     a) The Company entered into Consulting Agreements with directors and employees of the Company, effective May 1, 1999, for terms of five years. The agreements call for fees totalling $9,000 per month for advisory and consulting services.

          The Consulting Agreements also grant options to the directors and employees to acquire up to 1,000,000 common shares at an exercise price of $0.10 per share and up to 1,000,000 common shares at an exercise price of $0.25 per share. The options expire the earlier of:

          i)   May 15, 2005.

          ii) thirty days after the termination of the consultant (except for death or disability).

          iii)one year after termination of the consultant due to death or disability.

     b) Effective May 19, 1999, the Company approved a Stock Option Plan for officers, directors, key employees and consultants of the Company. The Company has reserved 1,500,000 common shares of its unissued share capital for this plan. No options have been granted under the plan.


10.  UNCERTAINTY DUE TO THE YEAR 2000 ISSUE


     The Year 2000 Issue arises because many computerized systems use two digits rather than four to identify a year. Date-sensitive systems may incorrectly recognize the year 2000 as some other date, resulting in errors. The effects of the Year 2000 Issue may be experienced before, on, or after January 1, 2000 and, if not addressed, the impact on operations and financial reporting may range from minor errors to significant systems failure which could affect an entity's ability to conduct normal business operations. It is not possible to be certain that all aspects of the Year 2000 Issue affecting the Company, including those related to the efforts of customers, suppliers, or other third parties, will be fully resolved.

PART III


ITEM 1.  INDEX TO EXHIBITS

Exhibit Number      Description

Exhibit 2.1 Articles of Incorporation of Kidstoysplus.com, Inc. filed on February 4, 1999.

Exhibit 2.2         Bylaws of Kidstoysplus.com, Inc.

Exhibit 6.1 Independent Contractor Agreement by and between Rick Timcke, Kidstoysplus.com, Inc. and Trish Reader, Reticular Consulting dated June 9, 1999, related to website development.

Exhibit 6.2         Consulting Agreement by and Between  Kidstoysplus.com,  Inc.
                    and Albert R. Timcke dated May 1, 1999.

Exhibit 6.3         Consulting Agreement by and between  Kidstoysplus.com,  Inc.
                    and Brian C. Doutaz dated May 1, 1999.

Exhibit 6.4         Consulting Agreement by and between  Kidstoysplus.com,  Inc.
                    and Gerald Wayne Williams dated May 1, 1999.

Exhibit 6.5         Form   of   Indemnification   Agreement   by   and   between
                    Kidstoysplus.com, Inc. and certain officers and directors of Kidstoysplus.com, Inc.

Exhibit 6.6         Form of Founder Subscription Agreement dated March 9, 1999.

Exhibit 6.7 Form of Private Placement Subscription Agreement by and between KIDSTOYSPLUS.COM, INC. and various subscribers.

Exhibit 6.8         Kidstoysplus.com, Inc. 1999 Stock Option Plan.

                                   SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant certifies that it meets all of the requirements for filing on Form 10-SB and has duly caused this Registration Statement to be signed on our behalf by the undersigned, thereunto duly authorized.



                                        KIDSTOYSPLUS.COM, INC.



Date:    June __, 1999                  By: -----------------------------------
                                            Albert R. Timcke, President

                               INDEX TO EXHIBITS




                                                                                          Sequentially
Exhibit Number      Description                                                           Numbered Page
--------------      -----------                                                           -------------

Exhibit 2.1         Articles of  Incorporation  of  Kidstoysplus.com, Inc. filed on
                    February 4, 1999.

Exhibit 2.2         Bylaws of Kidstoysplus.com, Inc.

Exhibit 6.1         Independent  Contractor  Agreement  by and between  Rick  Timcke,
                    Kidstoysplus.com,  Inc. and Trish  Reader,  Reticular  Consulting
                    dated June 9, 1999, related to website development.

Exhibit 6.2         Consulting  Agreement by and Between  Kidstoysplus.com,  Inc. and
                    Albert R. Timcke dated May 1, 1999.

Exhibit 6.3         Consulting  Agreement by and between  Kidstoysplus.com,  Inc. and
                    Brian C. Doutaz dated May 1, 1999.

Exhibit 6.4         Consulting  Agreement by and between  Kidstoysplus.com,  Inc. and
                    Gerald Wayne Williams dated May 1, 1999.

Exhibit 6.5         Form    of    Indemnification    Agreement    by   and    between
                    Kidstoysplus.com,  Inc.  and certain  officers  and  directors of
                    Kidstoysplus.com, Inc.

Exhibit 6.6         Form of Founder Subscription Agreement dated March 9, 1999.

Exhibit 6.7         Form of Private Placement  Subscription  Agreement by and between
                    KIDSTOYSPLUS.COM, INC. and various subscribers.

Exhibit 6.8         Kidstoysplus.com, Inc. 1999 Stock Option Plan.
